Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 15, 2024, in the Registration Statement (Form S-1) and related Prospectus of Contineum Therapeutics, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

San Diego, California
March 15, 2024